Exhibit 99.1

Keryx Biopharmaceuticals Announces Appointment of

Greg Madison to its Board of Directors

New York, NY – March 10, 2015 – Keryx Biopharmaceuticals, Inc. Nasdaq:KERX (the “Company”) today announced the appointment of Mr. Greg Madison, the Company’s President and Chief Operating Officer and incoming Chief Executive Officer, to its Board of Directors, effective March 10, 2015. With the addition of Mr. Madison to Keryx’s Board, the Company has increased the size of its Board to 8 members.

Michael P. Tarnok, Chairman of Keryx’s Board of Directors commented, “We believe that Greg will drive significant value for our Company as he takes over the helm in the coming weeks as CEO. As he continues to execute our vision of building a world-class specialty pharmaceutical company with a focus on delivering innovative therapeutics to patients with renal disease, it is a pleasure to welcome Greg to the board of Keryx.”

Mr. Madison joined Keryx in February 2014 and is currently the Company’s President and Chief Operating Officer, and will transition to the role of Chief Executive Officer by the end of May 2015. Mr. Madison has more than 20 years of experience in the US pharmaceutical industry. Mr. Madison previously served as Executive Vice President and Chief Commercial Officer of AMAG Pharmaceuticals (AMAG), where in 2013, he led the team to significant growth in net revenues. Prior to AMAG, Mr. Madison spent 12 years at Genzyme/Sanofi developing extensive commercial and general management expertise as he progressed into roles of increasing responsibilities and leadership, culminating in his most recent role as Vice President and General Manager of the Renal division. In this role, Mr. Madison led a global organization with three marketed products with combined revenues exceeding $1 billion. He holds a Bachelor of Business Administration in Finance from the University of Massachusetts, Amherst.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, headquartered in New York, is focused on bringing innovative therapies to market for patients with renal disease. The Company launched its first FDA-approved product, Auryxia™ (ferric citrate), in the United States in December 2014. In January 2014, ferric citrate was approved for the treatment of patients with all stages of CKD in Japan, where it is being marketed as Riona® by Keryx’s Japanese partner, Japan Tobacco Inc. and Torii Pharmaceutical Co. Ltd. For more information about Keryx, please visit www.keryx.com.

KERYX CONTACT:

Amy Sullivan

Vice President, Corporate Development and Public Affairs

Tel: 617.466.3447

e-mail: amy.sullivan@keryx.com